Exhibit 107

Calculation of Filing Fee Tables

Form S-4

KINTARA THERAPEUTICS, INC.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Common Stock	457(f)	1,377,366,527(2)	(3)	$199,718,146.42(2)	0.0001476	$29,478.40

	Total Offering Amounts				(3)	$199,718,146.42(2)		$29,478.40

	Total Fees Previously Paid							$N/A

	Total Fee Offsets							N/A

	Net Fee Due							$29,478.40

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions.

(2)

Relates to common stock, $0.001 par value per share (the “Common Stock”), of Kintara Therapeutics, Inc., a Nevada corporation (“Kintara”), issuable to holders of common stock, $0.0001 par value per share, of TuHURA Biosciences, Inc., a Delaware corporation (“TuHURA”), in the proposed merger of Kayak Mergeco, Inc., a Delaware corporation and newly formed wholly-owned subsidiary of Kintara, with and into TuHURA (the “Merger”). The amount of the Common Stock to be registered is based on the estimated maximum number of shares of the Common Stock that are expected to be issued (or reserved for issuance) pursuant to the Merger, without taking into account the effect of the reverse stock split of Common Stock of Kintara, assuming an estimated pre-split exchange ratio as of April 2, 2024 (which is subject to adjustment prior to closing of the Merger) of approximately 6.3155 shares of Common Stock of Kintara for each outstanding share of common stock of TuHURA on a fully diluted basis (as described in the accompanying registration statement) resulting in current TuHURA equityholders holding 97.15% of the issued and outstanding shares of the Common Stock following the Merger on a fully diluted basis.

(3)

Calculated pursuant to Rule 457(f)(1) under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq Capital Market (“Nasdaq”) on May 6, 2024 ($0.1450 per share of the Common Stock).